Brian F. Faulkner
Attorney at Law
3900 Birch Street, Suite 113
Newport Beach, California 92660
(949) 975-0544


August 21, 2000


U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  3Si Holdings, Inc. - Form S-8

Dear Sir/Madame:

I have acted as counsel to 3Si Holdings, Inc., a Wyoming corporation ("Company"), in connection with this Registration Statement on Form S-8 relating to the registration of three million (3,000,000) shares of its common stock ("Shares"), $0.001 par value per Share, which are issuable pursuant to the Company's Non-Qualified Stock Plan. I hereby consent to all references to this firm included in this Registration Statement, including the opinion of legality.

Sincerely,


/s/ Brian Faulkner
Brian Faulkner, Esq.